CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 333-168727 on Form N-1A of our report dated December 20, 2016, relating to the financial statements and financial highlights of First Trust Series Fund, comprised of First Trust Short Duration High Income Fund, First Trust/Confluence Small Cap Value Fund, First Trust Preferred Securities and Income Fund, and First Trust AQA(R) Equity Fund, appearing in the Annual Report on Form N-CSR for First Trust Series Fund as of and for the period ended October 31, 2016, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Policy Regarding Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 28, 2017